Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
August 27, 2004	Nasdaq-ACTT

ACT Teleconferencing Names Two New

Replacement Members to its Board of Directors

Two members resign from the Board

DENVER – ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services today announced the appointment of Malcolm M. Aslin (“Mick”) and Lewis Jaffe (“Lew”) to its Board of Directors.  They replace Terry Matlack and Keith Bares who resigned effective August 22, 2004, to make room for two new Board Members.  Both will continue as observers to the Board.

“The Company appreciates the time that Terry and Keith have donated to our Board,” Mack Traynor, Chairman of ACT’s Board of Directors commented.  “With their resignations, we are pleased to add veterans Malcolm Aslin and Lewis Jaffe to the ACT board.  Their ties to the financial institutional investment community will help ACT reach its strategic goals, as the company continues to grow.  Adding two executives with public company experience reinforces ACT’s commitment to maintaining an independent Board of Directors with business experience running small public companies.”

Mick is President & CEO of Gold Banc Corporation, and a Director of Lab Conco, Inc.  Prior to Gold Banc, he was President & Director of UMB Financial Corporation & a Director of Visa USA, as well as the owner of two privately held companies.  Mick received his bachelor’s of science and master’s in business administration degrees from the University of Missouri-Columbia.

An industry veteran, Lew Jaffe founded Jaffe and Associates, a company that advises equity/venture funds and mid-market enterprises.  He was President and Chief Operating Officer of PictureTel until the company was acquired by Polycom in 2002.  Lew has held several executive positions in which he resolved core business issues, maximized cash flows, and increased the strength of the balance sheet.  He received his bachelor’s of arts degree from LaSalle University in Philadelphia, Pennsylvania and attended the Executive MBA Program at Stanford Business School in Stanford, California.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide.  The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, Beijing, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa.  ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager

Ph: 303-205-7271, 866-231-7835; e-mail: lkaiser@acttel.com